Filed Pursuant to Rule 424(b)(3)

Registration No. 333-262589

STARWOOD REAL ESTATE INCOME TRUST, INC.

SUPPLEMENT NO. 2 DATED SEPTEMBER 15, 2022

TO THE PROSPECTUS DATED AUGUST 10, 2022

This prospectus supplement (“Supplement”) is part of and should be read in conjunction with the prospectus of Starwood Real Estate Income Trust, Inc., dated August 10, 2022 (as supplemented to date, the “Prospectus”). Unless otherwise defined herein, capitalized terms used in this Supplement shall have the same meanings as in the Prospectus. References herein to the “Company,” “we,” “us,” or “our” refer to Starwood Real Estate Income Trust, Inc. and its subsidiaries unless the context specifically requires otherwise.

The purposes of this Supplement are as follows:

•	to provide an update on our portfolio;

•	to provide an update on our acquisitions;

•	to disclose the transaction price for each class of our common stock as of October 1, 2022;

•	to disclose the calculation of our August 31, 2022 NAV per share for each class of our common stock;

•	to update certain disclosures in the Prospectus;

•	to update our form of subscription agreement; and

•	to provide an update on the status of our current public offering (the “Offering”).

Portfolio Update

Rental residential remains a key driver of our performance. Through August, we have approximately 70% of our portfolio invested in rental residential assets, which continues to perform well in the current environment. We own approximately 70,000 multifamily units across more affordable markets in the Southeast and Southwest that are 95% occupied with an average rent of approximately $1,280/unit/month (45% cheaper than the median mortgage payment in the U.S.). August brought continued strong rent growth across the portfolio at approximately 14.3% on a blended (new and renewal) basis.

Acquisitions Update

Over the last month, we closed on two investments totaling $180 million of purchase price and $73 million of invested equity:

1.	Florida Affordable Housing Portfolio IV (add-on): Off-market acquisition of four low-income housing tax credit affordable housing properties totaling 669 units located throughout Florida.

2.

Belgioioso Logistics: Off-market acquisition of a prime industrial asset containing 1.1 million square feet in greater Milan. The asset is brand new and 100% leased to three tenants with a 12.5-year weighted average lease expiry and all leases linked to CPI (8.4% in August).

SREIT-SUP2-0922

October 1, 2022 Transaction Price

The transaction price for each share class of our common stock for subscriptions accepted as of October 1, 2022 (and repurchases as of September 30, 2022) is as follows:

Transaction Price (per share)
Class S	$27.76
Class T	$27.77
Class D	$27.33
Class I	$27.59

The October 1, 2022 transaction price for each of our share classes is equal to such class’s NAV per share as of August 31, 2022. A detailed presentation of the NAV per share is set forth below. The purchase price of our common stock for each share class equals the transaction price of such class, plus applicable upfront selling commissions and dealer manager fees.

August 31, 2022 NAV Per Share

NAV per share is calculated in accordance with the valuation guidelines that have been approved by our board of directors. Our NAV per share, which is updated as of the last calendar day of each month, is posted on our website at www.starwoodNAV.reit. Please refer to “Net Asset Value Calculation and Valuation Guidelines” in the Prospectus for information on how our NAV is determined. The Advisor is ultimately responsible for determining our NAV. All of our property investments are appraised annually by third party appraisal firms in accordance with our valuation guidelines and such appraisals are reviewed by our independent valuation advisor. We have included a breakdown of the components of total NAV and NAV per share as of August 31, 2022 along with the immediately preceding month.

Our total NAV presented in the following tables includes the NAV of our Class S, Class T, Class D, and Class I common shares, as well as partnership interests of the Operating Partnership held by parties other than the Company. The following table provides a breakdown of the major components of our NAV as of August 31, 2022 ($ and shares/units in thousands):

Components of NAV	August 31, 2022
Investments in real estate	$26,402,750
Investments in real estate debt	1,757,143
Cash and cash equivalents	559,849
Restricted cash	449,614
Other assets	1,061,430
Debt obligations	(14,321,691)
Secured financings on investments in real estate debt	(635,561)
Subscriptions received in advance	(213,138)
Other liabilities	(403,444)
Performance participation accrual	(164,582)
Management fee payable	(15,200)
Accrued stockholder servicing fees (1)	(4,718)
Minority interest	(114,016)
Net asset value	$14,358,436
Number of outstanding shares/units	519,286

(1)

Stockholder servicing fees only apply to Class S, Class T and Class D shares. For purposes of NAV we recognize the stockholder servicing fee as a reduction of NAV on a monthly basis. Under accounting principles generally accepted in the United States of America (“GAAP”), we accrue the full cost of the stockholder servicing fee as an offering cost at the time we sell Class S, Class T and Class D shares. As of August 31, 2022, we have accrued under GAAP $422.5 million of stockholder servicing fees payable to the Dealer Manager related to the Class S, Class T and Class D shares sold.

The following table provides a breakdown of our total NAV and NAV per share, by share class, as of August 31, 2022 ($ and shares/units in thousands, except per share/unit data):

NAV Per Share	Class S Shares	Class T Shares	Class D Shares	Class I Shares	Third-party Operating Partnership Units (1)	Total
Net asset value	$6,158,525	$157,773	$838,824	$6,755,930	$447,384	$14,358,436
Number of outstanding shares/units	221,812	5,681	30,694	244,883	16,216	519,286
NAV Per Share/Unit as of August 31, 2022	$27.76	$27.77	$27.33	$27.59	$27.59

(1)	Includes the partnership interests of the Operating Partnership held by the Special Limited Partner and other third parties.

Set forth below are the weighted averages of the key assumptions in the discounted cash flow methodology used in the August 31, 2022 valuations, based on property types. Once we own more than one self-storage investment we will include the key assumptions for the property type.

Property Type	Discount Rate	Exit Capitalization Rate
Multifamily	6.2%	4.9%
Single-Family Rental	6.0%	5.0%
Industrial	6.0%	5.0%
Office	7.5%	5.8%
Other	7.6%	6.3%

These assumptions are determined by the Advisor (except for investments valued by a third party appraisal firm), and reviewed by our independent valuation advisor. A change in these assumptions would impact the calculation of the value of our property investments.

For example, assuming all other factors remain unchanged, the changes listed below would result in the following effects on our investment values:

Input	Hypothetical Change	Multifamily Investment Values	Single-Family Rental Investment Values	Industrial Investment Values	Office Investment Values	Other Investment Values
Discount Rate	0.25% decrease	+2.0%	+2.0%	+2.0%	+1.9%	+1.9%
(weighted average)	0.25% increase	(1.9)%	(2.0)%	(2.0)%	(1.9)%	(1.8)%
Exit Capitalization Rate	0.25% decrease	+3.5%	+3.4%	+3.6%	+3.0%	+2.6%
(weighted average)	0.25% increase	(3.2)%	(3.1)%	(3.3)%	(2.8)%	(2.3)%

The following table provides a breakdown of the major components of our NAV as of July 31, 2022 ($ and shares/units in thousands):

Components of NAV	July 31, 2022
Investments in real estate	$25,936,380
Investments in real estate debt	1,919,083
Cash and cash equivalents	361,757
Restricted cash	423,719
Other assets	864,272
Debt obligations	(13,840,384)
Secured financings on investments in real estate debt	(650,169)
Subscriptions received in advance	(191,933)
Other liabilities	(377,028)
Performance participation accrual	(148,274)
Management fee payable	(14,979)
Accrued stockholder servicing fees (1)	(4,682)
Minority interest	(114,200)
Net asset value	$14,163,562
Number of outstanding shares/units	514,393

(1)

Stockholder servicing fees only apply to Class S, Class T and Class D shares. For purposes of NAV we recognize the stockholder servicing fee as a reduction of NAV on a monthly basis. Under accounting principles generally accepted in the United States of America (“GAAP”), we accrue the full cost of the stockholder servicing fee as an offering cost at the time we sell Class S, Class T and Class D shares. As of July 31, 2022, we have accrued under GAAP $423.9 million of stockholder servicing fees payable to the Dealer Manager related to the Class S, Class T and Class D shares sold.

The following table provides a breakdown of our total NAV and NAV per share, by share class, as of July 31, 2022 ($ and shares/units in thousands, except per share/unit data):

NAV Per Share	Class S Shares	Class T Shares	Class D Shares	Class I Shares	Third-party Operating Partnership Units (1)	Total
Net asset value	$6,089,636	$156,053	$829,809	$6,642,540	$445,524	$14,163,562
Number of outstanding shares/units	220,264	5,643	30,491	241,779	16,216	514,393
NAV Per Share/Unit as of July 31, 2022	$27.65	$27.65	$27.22	$27.47	$27.47

(1)	Includes the partnership interests of the Operating Partnership held by the Special Limited Partner and other third parties.

Prospectus Updates

The Idaho, Massachusetts, New Mexico, North Dakota, Ohio, Oregon and Pennsylvania suitability standards set forth in the “Suitability Standards” section of the Prospectus are hereby deleted and replaced with the following:

Idaho Investors. Investors residing in Idaho must have either (a) a net worth of $85,000 and annual gross income of $85,000 or (b) a net worth of $300,000. In addition, investors residing in Idaho may not invest more than 10% of their liquid net worth in our common stock.

Massachusetts Investors. Investors residing in Massachusetts must limit their aggregate investment in us and other illiquid REITs and illiquid direct participation programs to not more than 10% of their liquid net worth.

New Mexico Investors. Investors residing in New Mexico may not invest more than 10% of their liquid net worth in our shares, shares of our affiliates and other public, non-listed REITs.

North Dakota Investors. Investors residing in North Dakota must have a net worth of at least ten times their investment in our common stock.

Ohio Investors. Investors residing in Ohio may not invest more than 10% of their liquid net worth in our common stock, our affiliates and the common stock of other public, non-listed REITs. For purposes of Ohio’s suitability standard “liquid net worth” shall be defined as that portion of net worth (total assets exclusive of primary residence, home furnishings, and automobiles minus total liabilities) that is comprised of cash, cash equivalents, and readily marketable securities.

Oregon Investors. Investors residing in Oregon may not invest more than 10% of their net worth in us.

Pennsylvania Investors. Investors residing in Pennsylvania may not invest more than 10% of their net worth in our common stock.

The following disclosure is added to the “Prospectus Summary—Do your investment guidelines overlap with the objectives or guidelines of any of Starwood Capital’s affiliates, and do any of Starwood Capitals’ affiliates receive priority with respect to certain investments?” and “Conflicts of Interest—Allocation of Investment Opportunities” sections of the Prospectus and to all other similar disclosure in the Prospectus:

One Other Starwood Account, a separate account of approximately $300 million of unused capital, invests primarily in stabilized,

income-oriented commercial real estate in the United States and Western Europe. To the extent an investment satisfies the investment objectives of us and such Other Starwood Account on the same terms, we will have priority over such Other Starwood Account.

Subscription Agreement

The form of subscription agreement attached as Appendix B to the Prospectus is hereby deleted and replaced with the form of subscription agreement attached as Exhibit A to this Supplement.

Status of our Current Public Offering

This Offering was declared effective by the SEC on August 10, 2022 and we are currently offering on a continuous basis up to $18.0 billion in shares of common stock, consisting of up to $16.0 billion in shares in our primary offering and up to $2.0 billion in shares pursuant to our distribution reinvestment plan. As of the date hereof, we had issued and sold (i) 11,319,422 shares of our common stock (consisting of 3,852,790 Class S shares, 48,366 Class T shares, 1,249,619 Class D shares and 6,168,647 Class I shares) in the primary offering for total proceeds of approximately $300.3 million and (ii) 735,726 shares of our common stock (consisting of 323,478 Class S shares, 10,785 Class T shares, 63,810 Class D shares and 337,653 Class I shares) pursuant to our distribution reinvestment plan for a total value of approximately $20.3 million. As of August 31, 2022, our aggregate NAV was approximately $14.4 billion. We intend to continue selling shares in the Offering on a monthly basis.

Exhibit A

APPENDIX B: FORM OF SUBSCRIPTION AGREEMENT

STARWOOD
REAL ESTATE INCOME TRUST

SUBSCRIPTION AGREEMENT FOR SHARES OF STARWOOD REAL ESTATE INCOME TRUST, INC.

1. SUBSCRIPTION AMOUNT & SHARE CLASS ELECTION

Investment Amount $ ____________________ (USD) ☐ Initial Purchase ☐ Subsequent Purchase

SHARE CLASS SELECTION check one box below (required)

- ☐ **SHARE CLASS T** (Minimum investment amount $5,000)
- ☐ **SHARE CLASS S** (Minimum investment amount $5,000)
- ☐ **SHARE CLASS D** (Minimum investment $5,000; available for wrap accounts and other eligible investors as disclosed in the prospectus)
- ☐ **SHARE CLASS I** (Minimum investment $1,000,000; available for certain fee-based wrap accounts and other eligible investors, per the prospectus)

2. FORM OF OWNERSHIP

NON-QUALIFIED ACCOUNT SINGLE OWNER

- ☐ Individual
- ☐ Individual with **Transfer on Death**[1]

MULTIPLE OWNERS

- ☐ Joint Tenants with Right of Survivorship
- ☐ Joint Tenants with **Transfer on Death**[1]
- ☐ Community Property
- ☐ Tenants in Common

TRUST

- ☐ Taxable Trust

MINOR ACCOUNT

- ☐ UTMA or UGMA

State of ____________

Date of Birth __________

QUALIFIED PLAN ACCOUNT[2]

- ☐ Traditional IRA
- ☐ ROTH IRA
- ☐ SEP/IRA
- ☐ Rollover IRA

OTHER ACCOUNT

- ☐ C Corporation
- ☐ Pension Plan
- ☐ S Corporation
- ☐ Profit Sharing Plan
- ☐ Non-Profit Organization
- ☐ LLC
- ☐ Partnership
- ☐ Other ____________

1 Requires Transfer on Death Form, which can be found on www.starwoodnav.reit
2 Requires a Custodian

3. INVESTOR INFORMATION

A. INVESTOR NAME[1] *(Investor/Trustee/Executor/Authorized Signatory Information)*

First Name	(MI)	Last Name
Social Security Number/Tax ID	Date of Birth (MM/DD/YYYY)	Daytime Phone Number

Residential Street Address	City	State	Zip Code

If Non-U.S. Citizen, Specify Country of Citizenship and Select One below ***(required)***

☐ Resident Alien ☐ Non-Resident Alien *(Attach current and complete Form W-8BEN)*

____
Country of Citizenship

1 If you are affiliated with Starwood Capital Group, please select one: ☐ Employee ☐ Officer or Director ☐ Affiliate

SUBSCRIPTION AGREEMENT FOR SHARES OF STARWOOD REAL ESTATE INCOME TRUST, INC. PAGE 1 OF 9

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SUBSCRIPTION AGREEMENT FOR SHARES OF STARWOOD REAL ESTATE INCOME TRUST, INC. Logo B. CO-INVESTOR NAME (Co-Investor/Co-Trustee/Co-Authorized Signatory Information, if applicable) First Name (MI) Last Name Social Security Number/Tax ID Date of Birth (MM/DD/YYYY) Daytime Phone Number Residential Street Address City State Zip Code If Non-U.S. Citizen, select one below and Specify Country of Citizenship (required) ☐ Resident Alien ☐ Non-Resident Alien (Attach current and complete Form W-8BEN) Country of Citizenship C. TRUST/CORP/PARTNERSHIP/OTHER (if applicable): SSN/Tax ID Date of Formation (MM/DD/YYYY) Mailing Address (You must include a permanent U.S. street address even if your mailing address is a P.O. Box) (City/State) (ZIP) U.S. Street Address (Leave blank if your U.S. street address and mailing address are the same) (City/State) (ZIP) Trustee(s)/authorized person(s) Trustee(s)/authorized person(s) SSN Date of Birth (MM/DD/YYYY) Trustee(s)/authorized person(s) U.S. Street Address (Street) (City/State) (ZIP) Phone# Backup withholding exempt payee code (if any)1 Exemption from FATCA reporting code (if any)2 D. CUSTODIAL ARRANGEMENT (if applicable): Name of Custodian Custodian Phone # Mailing Address (Street) (City/State) (ZIP) Custodian Tax ID # (to be completed by custodian above) Custodian Account # Custodian Authorization: (to be completed by custodian above) E. ALTERNATIVE MAILING ADDRESS (Complete only if you wish to have mail sent to a different address, other than what you provided above) Mailing Address City State Zip Code 1 See Exempt payee code in the Instructions for IRS Form W-9. 2 See Exemption from FATCA reporting code in the Instructions for IRS Form W-9. SUBSCRIPTION AGREEMENT FOR SHARES OF STARWOOD REAL ESTATE INCOME TRUST, INC. PAGE 2 OF 9 B-2

SUBSCRIPTION AGREEMENT FOR SHARES OF STARWOOD REAL ESTATE INCOME TRUST, INC. 4. DISTRIBUTION ELECTION You are automatically enrolled in our Distribution Reinvestment Plan, unless you are a resident of ALABAMA, ARKANSAS, IDAHO, KANSAS, KENTUCKY, MAINE, MARYLAND, MASSACHUSETTS, NEBRASKA, NORTH CAROLINA, NEW JERSEY, OHIO, OREGON, VERMONT OR WASHINGTON. If you are a resident of ALABAMA, ARKANSAS, IDAHO, KANSAS, KENTUCKY, MAINE, MARYLAND, MASSACHUSETTS, NEBRASKA, NORTH CAROLINA, NEW JERSEY, OHIO, OREGON, VERMONT OR WASHINGTON, you are not automatically enrolled in the Distribution Reinvestment Plan and will receive cash distributions unless you elect to enroll in the Distribution Reinvestment Plan. Step 1: Cash Distribution Election A) If you are a resident of ALABAMA, ARKANSAS, IDAHO, KANSAS, KENTUCKY, MAINE, MARYLAND, MASSACHUSETTS, NEBRASKA, NORTH CAROLINA, NEW JERSEY, OHIO, OREGON, VERMONT OR WASHINGTON, you are not automatically enrolled in the Distribution Reinvestment Plan. You will receive cash distributions unless you elect to enroll in the Distribution Reinvestment Plan. If you want to receive cash distributions: a. Non-Custodial Investors: complete Section 4. A) b. Custodial Investors: complete Section 4. B) B) If you are not a resident of the states listed above, you are automatically enrolled in the Distribution Reinvestment Plan. If you want to elect to receive cash distributions: a. Non-Custodial Investors: complete Section 4. A) b. Custodial Investors: complete Section 4. B) Step 2: Distribution Reinvestment Election A) If you are a resident of ALABAMA, ARKANSAS, IDAHO, KANSAS, KENTUCKY, MAINE, MARYLAND, MASSACHUSETTS, NEBRASKA, NORTH CAROLINA, NEW JERSEY, OHIO, OREGON, VERMONT OR WASHINGTON, initial here to enroll in the Distribution Reinvestment Plan and continue to Section 5. B) If you are not a resident of the states listed above, you are automatically enrolled in the Distribution Reinvestment Plan. If you want to remain enrolled in the Distribution Reinvestment Plan, continue to Section 5. 4. A) Cash Distribution Election for Non-Custodial Investors: Check one of the following three options below only if you want to receive cash distributions. ‘ Option 1. - Send my cash distributions electronically via direct deposit Step 1: Attach a pre-printed voided check Step 2: Fill in the following information: Check one: ‘ Checking Account ‘ Savings Account Financial Institution Name Mailing Address City State Zip Account Number ABA Routing Number Account Name I authorize Starwood Real Estate Income Trust, Inc. or its agent to deposit my distribution into my checking or savings account. This authority will remain in force until I notify Starwood Real Estate Income Trust, Inc. in writing to cancel it. SUBSCRIPTION AGREEMENT FOR SHARES OF STARWOOD REAL ESTATE INCOME TRUST, INC. PAGE 3 OF 9 B-3

SUBSCRIPTION AGREEMENT FOR SHARES OF STARWOOD REAL ESTATE INCOME TRUST, INC. In the event that Starwood Real Estate Income Trust, Inc. deposits funds erroneously into my account, they are authorized to debit my account for an amount not to exceed the amount of the erroneous deposit. ‘ Option 2. - Send my cash distributions via check to my mailing address ‘ Option 3. - Send my cash distributions via check to a third party financial institution Financial Institution Name Mailing Address City State Zip Account Name Account Number 4. B) Cash Distribution Election for Custodial Investors: ‘ Send my cash distributions to my Custodian of record (This is the only option available for Custodial Investors who are not participating in the Distribution Reinvestment Plan) 5. ELECTRONIC DELIVERY ELECTION (optional) Instead of receiving paper copies of the prospectus, prospectus supplements, annual reports, proxy statements, and other stockholder communications and reports, you may elect to receive electronic delivery of stockholder communications from Starwood Real Estate Income Trust, Inc. If you would like to consent to electronic delivery, including pursuant to email, please check the box below for this election. We encourage you to reduce printing and mailing costs and to conserve natural resources by electing to receive electronic delivery of stockholder communications and statement notifications. By consenting below to electronically receive stockholder communications, including your account-specific information, you authorize said offering(s) to either (i) email stockholder communications to you directly or (ii) make them available on our website and notify you by email when and where such documents are available. You will not receive paper copies of these electronic materials unless specifically requested, the delivery of electronic materials is prohibited or we, in our sole discretion, elect to send paper copies of the materials. By consenting to electronic access, you will be responsible for your customary internet service provider charges and may be required to download software in connection with access to these materials. I consent to electronic delivery (initial here): Email Address (please print): 6. SUBSCRIBER ACKNOWLEDGMENTS Starwood Real Estate Income Trust, Inc. is required by law to obtain, verify and record certain personal information from you or persons on your behalf in order to establish the account. Required information includes name, date of birth, permanent residential address and social security/taxpayer identification number. We may also ask to see other identifying documents. If you do not provide the information, Starwood Real Estate Income Trust, Inc. may not be able to open your account. By signing the Subscription Agreement, you agree to provide this information and confirm that this information is true and correct. If we are unable to verify your identity, or that of another person(s) authorized to act on your behalf, or if we believe we have identified potentially criminal activity, we reserve the right to take action as we deem appropriate which may include closing your account. SUBSCRIPTION AGREEMENT FOR SHARES OF STARWOOD REAL ESTATE INCOME TRUST, INC. PAGE 4 OF 9 B-4

SUBSCRIPTION AGREEMENT FOR SHARES OF STARWOOD REAL ESTATE INCOME TRUST, INC.

Please separately initial each of the representations below. Except in the case of fiduciary accounts, you may not grant any person a power of attorney to make the representations on your behalf. In order to induce Starwood Real Estate Income Trust, Inc. to accept this subscription, I hereby represent and warrant to you as follows:

Please Note: ALL 7 Items in This Section Must be Read and Initialed	**Primary Investor Initials**	**Co-Investor Initials**
I have received a copy of the Final Prospectus.		
I/We have (i) a minimum net worth (not including home, home furnishings and personal automobiles) of at least $250,000, or (ii) a minimum net worth (as previously described) of at least $70,000 and a minimum annual gross income of at least $70,000.		
In addition to the general suitability requirements described above, I/we meet the higher suitability requirements, if any, imposed by my state of primary residence as set forth in the Prospectus under "SUITABILITY STANDARDS."		
I acknowledge that there is no public market for the Shares and, thus, my investment in Shares is not liquid.		
I am purchasing the Shares for my own account		
I understand that the transaction price per share at which my investment will be executed will be made available at www.starwoodnav.reit and in a prospectus supplement filed with the SEC, available at www.sec.gov.		
I acknowledge that, based on my state of residence, I will be automatically enrolled in the distribution reinvestment plan unless I am a resident of **Alabama, Arkansas, Idaho, Kansas, Kentucky, Maine, Maryland, Massachusetts, Nebraska, North Carolina, New Jersey, Ohio, Oregon, Vermont or Washington,** or I elect to receive cash distributions in Section 4 of this Subscription Agreement.		

Please Note: Only initial applicable items in this section	**Primary Investor Initials**	**Co-Investor Initials**
If I am an Alabama resident, my investment in Starwood Real Estate Income Trust, Inc. and its affiliates may not exceed 10% of my liquid net worth.		
If I am a California resident who is not an "accredited investor" as defined in Regulation D under the Securities Act, I may not invest more than 10% of my net worth in this offering.		
If I am an Idaho resident, I have either (a) a net worth of $85,000 and annual gross income of $85,000 or (b) a net worth of $300,000. In addition, my investment in Starwood Real Estate Income Trust, Inc.'s common stock may not exceed 10% of my liquid net worth.		
If I am an Iowa resident, I have either (a) an annual gross income of at least $100,000 and a net worth of at least $100,000, or (b) a net worth of at least $350,000. In addition, if I am not an "accredited investor" as defined in Regulation D under the Securities Act of 1933, as amended, my investment in Starwood Real Estate Income Trust, Inc.'s common stock and in the common stock of other public, non-listed REITs may not exceed 10% of my net worth.		
If I am a Kansas resident, I understand that it is recommended by the Office of the Kansas Securities Commissioner that I limit my aggregate investment in Starwood Real Estate Income Trust, Inc. common stock and the common stock of other public, non-listed REITs to not more than 10% of my liquid net worth. Liquid net worth shall be defined as that portion of my total net worth that is comprised of cash, cash equivalents, and readily marketable securities, as determined in conformity with GAAP.		
If I am a Kentucky resident, my investment in Starwood Real Estate Income Trust, Inc. or in other public, non-listed REITs affiliated with Starwood Real Estate Income Trust, Inc. may not exceed 10% of my liquid net worth.		
If I am a Maine resident, I acknowledge that the Maine Office of Securities recommends that my aggregate investment in this offering and similar direct participation investments not exceed 10% of my liquid net worth. For this purpose, "liquid net worth" is defined as that portion of net worth that consists of cash, cash equivalents and readily marketable securities.		

SUBSCRIPTION AGREEMENT FOR SHARES OF STARWOOD REAL ESTATE INCOME TRUST, INC. PAGE 5 OF 9

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SUBSCRIPTION AGREEMENT FOR SHARES
OF STARWOOD REAL ESTATE INCOME TRUST, INC.

Please Note: Only initial applicable items in this section	Primary Investor Initials	Co-Investor Initials
If I am a Massachusetts resident, my investment in Starwood Real Estate Income Trust, Inc. and other illiquid REITs and illiquid direct participation programs may not exceed 10% of my liquid net worth.		
If I am a Missouri resident, my investment in this offering of Starwood Real Estate Income Trust, Inc. may not exceed 10% of my liquid net worth.		
If I am a Nebraska resident who is not an "accredited investor" as defined in Regulation D under the Securities Act of 1933, as amended, I will limit my aggregate investment in this offering of Starwood Real Estate Income Trust, Inc. and in the common stock of other public, non-listed REITs to 10% of my net worth.		
If I am a New Jersey resident, I have (a) a minimum liquid net worth of at least $100,000 and a minimum annual gross income of not less than $85,000, or (b) a minimum liquid net worth of $350,000. For these purposes, "liquid net worth" is defined as that portion of net worth (total assets exclusive of home, home furnishings, and automobiles, minus total liability) that consists of cash, cash equivalents and readily marketable securities. In addition, my investment in Starwood Real Estate Income Trust, Inc., its affiliates, and other non-publicly traded direct investment programs (including real estate investment trusts, business development companies, oil and gas programs, equipment leasing programs and commodity pools, but excluding unregistered, federally and state exempt private offerings) may not exceed ten percent (10%) of my liquid net worth.		
If I am a New Mexico resident, my investment in shares of Starwood Real Estate Income Trust, Inc., shares of its affiliates and other public, non-listed REITs may not exceed 10% of my liquid net worth.		
If I am a North Dakota resident, I have a net worth of at least ten times my investment in Starwood Real Estate Income Trust, Inc.'s common stock.		
If I am an Ohio resident, I may not invest more than ten percent (10%) of my liquid net worth in Starwood Real Estate Income Trust, Inc.'s common stock, its affiliates and the common stock of other public, non-listed REITs. For purposes of Ohio's suitability standard "liquid net worth" shall be defined as that portion of net worth (total assets exclusive of primary residence, home furnishings, and automobiles minus total liabilities) that is comprised of cash, cash equivalents, and readily marketable securities.		
If I am an Oregon resident, my investment in Starwood Real Estate Income Trust, Inc. may not exceed 10% of my net worth.		
If I am a Pennsylvania resident, my investment in Starwood Real Estate Income Trust, Inc.'s common stock may not exceed 10% of my net worth.		
If I am a Puerto Rico resident, my investment in Starwood Real Estate Income Trust, Inc., its affiliates and other public, non-listed REITs may not exceed 10% of my liquid net worth. For purposes of Puerto Rico's suitability standard, "liquid net worth" is defined as that portion of net worth (total assets exclusive of primary residence, home furnishings, and automobiles minus total liabilities) consisting of cash, cash equivalents, and readily marketable securities.		
If I am a Tennessee resident who is not an "accredited investor" as defined in Regulation D under the Securities Act of 1933, as amended, my investment in Starwood Real Estate Income Trust, Inc.'s common stock may not exceed 10% of my net worth.		
If I am a Vermont resident who is not an "accredited investor" as defined in Regulation D under the Securities Act of 1933, as amended, my investment in this offering of Starwood Real Estate Income Trust, Inc. may not exceed 10% of my liquid net worth. For purposes of Vermont's suitability standard, "liquid net worth" is defined as an investor's total assets (not including home, home furnishings, or automobiles) minus total liabilities.		

SUBSCRIPTION AGREEMENT FOR SHARES OF STARWOOD REAL ESTATE INCOME TRUST, INC. PAGE 6 OF 9

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SUBSCRIPTION AGREEMENT FOR SHARES OF STARWOOD REAL ESTATE INCOME TRUST, INC. I understand that my subscription request will not be accepted before the later of (i) two business days before the first business day of the month and (ii) three business days after the transaction price is made available. I understand that I am not committed to purchase shares at the time my subscription order is submitted and I may cancel my subscription at any time before the time it has been accepted as described in the previous sentence. I understand that I may withdraw my purchase request by notifying the transfer agent, through my financial intermediary or directly on Starwood Real Estate Income Trusts Inc.’s toll-free, automated telephone line, 877-648-3235. If you do not have another broker-dealer or other financial intermediary introducing you to Starwood Real Estate Income Trust, Inc., then Starwood Capital, L.L.C. may be deemed to be acting as your broker of record in connection with any investment in Starwood Real Estate Income Trust, Inc. For important information in this respect, see Section 8. I declare that the information supplied above is true and correct and may be relied upon by Starwood Real Estate Income Trust, Inc. I acknowledge that the Broker-Dealer/Financial Advisor (Broker-Dealer/Financial Advisor of record) indicated in Section 8 of this Subscription Agreement and its designated clearing agent, if any, will have full access to my account information, including the number of shares I own, tax information (including the Form 1099) and redemption information. Investors may change the Broker-Dealer/Financial Advisor of record at any time by contacting Starwood Real Estate Income Trust, Inc. 7. IMPORTANT INFORMATION RIGHTS, CERTIFICATIONS AND AUTHORIZATIONS SUBSTITUTE IRS FORM W-9 CERTIFICATIONS (required for U.S. investors) Under penalties of perjury, I certify that: (1) The number shown on this Subscription Agreement is my correct taxpayer identification number (or I am waiting for a number to be issued to me); and (2) I am not subject to backup withholding because: (a) I am exempt from backup withholding, or (b) I have not been notified by the Internal Revenue Service (IRS) that I am subject to backup withholding as a result of a failure to report all interest or dividends, or (c) the IRS has notified me that I am no longer subject to backup withholding; and (3) I am a U.S. citizen or other U.S. person (including a resident alien) (defined in IRS Form W-9); and (4) The FATCA code(s) entered on this form (if any) indicating that I am exempt from FATCA reporting is correct. Certification instructions. You must cross out item 2 above if you have been notified by the IRS that you are currently subject to backup withholding because you have failed to report all interest and dividends on your tax return. The Internal Revenue Service does not require your consent to any provision of this document other than the certifications required to avoid backup withholding. X X Signature of Investor Date Signature of Co-Investor or Custodian (If applicable) Date (MUST BE SIGNED BY CUSTODIAN OR TRUSTEE IF PLAN IS ADMINISTERED BY A THIRD PARTY) 8. BROKER-DEALER, FINANCIAL ADVISOR INFORMATION (Required Information. All fields must be completed) Broker-Dealer Financial Advisor Name Advisor Mailing Address City State Zip Code Financial Advisor BD Number Branch Number Telephone Number E-mail Address Fax Number SUBSCRIPTION AGREEMENT FOR SHARES OF STARWOOD REAL ESTATE INCOME TRUST, INC. PAGE 7 OF 9 B-7

SUBSCRIPTION AGREEMENT FOR SHARES OF STARWOOD REAL ESTATE INCOME TRUST, INC. Please note that unless previously agreed to in writing by Starwood Real Estate Income Trust, Inc., all sales of securities must be made through a Broker- Dealer, including when an RIA has introduced the sale. In all cases, Section 6 must be completed. The undersigned confirm(s), which confirmation is made on behalf of the Broker-Dealer with respect to sales of securities made through a Broker-Dealer, that they (i) have reasonable grounds to believe that the information and representations concerning the investor identified herein are true, correct and complete in all respects; (ii) have discussed such investor’s prospective purchase of Shares with such investor; (iii) have advised such investor of all pertinent facts with regard to the lack of liquidity and marketability of the Shares; (iv) have delivered or made available a current Prospectus and related supplements, if any, to such investor; (v) have reasonable grounds to believe that the investor is purchasing these Shares for his or her own account; (vi) have reasonable grounds to believe that the purchase of Shares is a suitable investment for such investor, that such investor meets the suitability standards applicable to such investor set forth in the Prospectus and related supplements, if any, and that such investor is in a financial position to enable such investor to realize the benefits of such an investment and to suffer any loss that may occur with respect thereto and (vii) understand that the sale of shares in accordance with the prospectus is subject to any applicable enhanced standard of conduct, including, but not limited to, the “best interest” standard applicable under Rule 15l-1 under the Securities Exchange Act of 1934. The undersigned Financial Advisor further represents and certifies that, in connection with this subscription for Shares, he or she has complied with and has followed all applicable policies and procedures under his or her firm’s existing Anti- Money Laundering Program and Customer Identification Program. If you do not have another broker-dealer or other financial intermediary introducing you to Starwood Real Estate Income Trust, Inc., then Starwood Capital, L.L.C. may be deemed to act as your broker of record in connection with any investment in Starwood Real Estate Income Trust, Inc. Starwood Capital, L.L.C. is not a full-service broker-dealer and may not provide the kinds of financial services that you might expect from another financial intermediary, such as holding securities in an account. If Starwood Capital, L.L.C. is your broker of record, then your Shares will be held in your name on the books of Starwood Real Estate Income Trust, Inc. Starwood Capital, L.L.C. will not monitor your investments, and has not and will not make any recommendation regarding your investments. If you want to receive financial advice regarding a prospective investment in the Shares, contact your broker or other financial intermediary. X X Financial Advisor Signature Date Branch Manager Signature (If required by Broker-Dealer) Date 9. DELIVERY INSTRUCTIONS *Cash, money order, counter checks, third party checks and travelers checks will NOT be accepted. If a check received from an investor is returned for insufficient funds or otherwise not honored, Starwood Real Estate Income Trust, Inc., or its agent, may return the check with no attempt to redeposit. In such event, any issuance of the shares or declaration of distributions on shares may be rescinded by Starwood Real Estate Income Trust, Inc. Starwood Real Estate Income Trust, Inc. may reject any subscription, in whole or in part, in its sole discretion. To ensure the fastest possible processing of this Subscription Agreement, all relevant information must be completed. Each subscription will be accepted or rejected as soon as reasonably possible. However, the Company has up to 30 days to accept or reject each subscription from the date the subscription is received by the Company’s Processing Agent. Investors will receive a confirmation of their purchase. Custodial accounts, forward subscription agreement to the custodian. If you have any questions, please contact Starwood Real Estate Income Trust, Inc. Investor Relations: 877-648-3235 To submit this form or any other form by fax, please use the following toll free fax line: 833-718-9741 SUBSCRIPTION AGREEMENT FOR SHARES OF STARWOOD REAL ESTATE INCOME TRUST, INC. PAGE 8 OF 9 B-8

SUBSCRIPTION AGREEMENT FOR SHARES OF STARWOOD REAL ESTATE INCOME TRUST, INC. By Mail - Make checks payable to “Starwood Real Estate Income Trust, Inc.” or to the custodian of record for qualified plan or brokerage account investments. By Wire Transfer By Standard Mail Overnight Mail Starwood Real Estate Income Trust, Inc. ABA Routing # 101000695 Starwood Account # 9872292278 Include in memo field: FBO (Investor’s Name) Starwood c/o DST Systems, Inc. as Processing Agent PO BOX 219426 Kansas City, MO 64121-9426 Starwood c/o DST Systems, Inc. as Processing Agent 430 W 7th Street, STE 219426 Kansas City, MO 64105-1407 10. ADDITIONAL DISCLOSURES If investors participating in the Distribution Reinvestment Plan or making subsequent purchases of Shares of Starwood Real Estate Income Trust, Inc. experience a material adverse change in their financial condition or can no longer make the representations or warranties set forth in Section 6 above, they are asked to promptly notify Starwood Real Estate Income Trust, Inc. and the Broker-Dealer in writing. This request in no way shifts to the investor the responsibility of any person selling shares on behalf of the Company to the investor to make every reasonable effort to determine that the purchase of Shares is a suitable and appropriate investment for that particular investor. No sale of Shares may be completed until at least five business days after you receive the final Prospectus. To be accepted, a subscription request must be made with a completed and executed subscription agreement in good order and payment of the full purchase price at least five business prior to the first business day of the month (unless waived). You will receive a written confirmation of your purchase. All items on the Subscription Agreement must be completed in order for your subscription to be processed. Subscribers are encouraged to read the Prospectus in its entirety for a complete explanation of an investment in the Shares of Starwood Real Estate Income Trust, Inc. SUBSCRIPTION AGREEMENT FOR SHARES OF STARWOOD REAL ESTATE INCOME TRUST, INC. PAGE 9 OF 9 B-9